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                                                                    EXHIBIT 99.1

Contact:  Halsey Drug Co., Inc.
Investor Relations - Peter A. Clemens, Vice President & CFO
                 (847) 705-7099



                              FOR IMMEDIATE RELEASE
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        HALSEY DRUG CO., INC. ANNOUNCES SALE OF CONGERS, NEW YORK ASSETS
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CULVER, Ind.--(BUSINESS WIRE)--March 24, 2004--Halsey Drug Co.,
Inc.(NASDAQ-OTCBB:HDGC) (OTC.BB: HDGC) today announced that it has sold certain non-revenue generating abbreviated new drug applications (ANDAs) and entered into an agreement to sell substantially all of its assets located at its former finished dosage manufacturing facilities in Congers, New York. The divestment of these assets is consistent with the Company's restructuring plan announced on November 6, 2003. In addition to the non-revenue generating ANDAs, the Company has entered into an agreement to divest certain intellectual property, product rights and manufacturing equipment. The total consideration to be paid to the Company for all asset divestments will total approximately $4.5 million. Shareholder approval is necessary to complete the sale of certain intellectual property and product rights and manufacturing equipment. Such approval shall be sought at the next annual meeting of shareholders.

Halsey Drug Co., Inc.(NASDAQ-OTCBB:HDGC), together with its subsidiaries, is an emerging pharmaceutical technology development company specializing in proprietary active pharmaceutical ingredient manufacturing processes and finished dosage form development.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases for Halsey Drug Co., Inc.(NASDAQ-OTCBB:HDGC) are available at the Company's web site at www.halseydrug.com.